Exhibit T

Rollover Agreement

June 16, 2016

PRIVATE AND CONFIDENTIAL

VIA EMAIL

Re:	Rollover in connection with the Arrangement Agreement between 1077801 B.C. Ltd. and Response Biomedical Corp.

Dear Sirs/Mesdames:

This letter agreement (this “Agreement”) sets forth the commitment of the undersigned (the “Company Securityholder”), subject to the terms and conditions contained herein, to transfer, contribute and deliver the securities of Response Biomedical Corp. (the “Company”) set forth on Schedule “A” hereto (the “Rollover Contribution Securities”) to1077801 B.C. Ltd. (the “Purchaser”) in exchange for new securities of the Purchaser provided set forth on Schedule “A” hereto and as described in the Arrangement Agreement (as defined below) (the “Purchaser Rollover Securities”).

This Agreement is being entered into in connection with the proposed acquisition of the Company by the Purchaser (the “Proposed Transaction”) pursuant to a plan of arrangement under the Business Corporations Act (British Columbia), the details of which are set forth in the definitive arrangement agreement (the “Arrangement Agreement”) of even date herewith between the Purchaser and the Company.  Capitalized terms used and not defined herein shall have the meaning ascribed thereto in the Arrangement Agreement.

1.           Rollover and Subscription Commitment.

The Company Securityholder hereby commits (its “Commitment”), subject to the terms and conditions set forth herein, for and on their own behalf and on behalf of any holding companies, trusts or other shareholdings controlled by Company Securityholder, to take such actions as may be reasonably necessary or advisable to transfer, contribute and deliver to the Purchaser (or cause the transfer, contribution and delivery of), effective immediately prior to the Effective Time, that number of Rollover Contribution Securities set forth on Schedule “A” hereto, free and clear of all Liens, in consideration for the issuance (on a 1-for-1 basis) to the Company Securityholder of the Purchaser Rollover Securities.

2.           Conditions.

Completion of the Commitment hereunder shall be subject to the following:

(a)	the execution and delivery of the Arrangement Agreement by the Company;

(b)
the satisfaction or waiver of each of the conditions to effect the Plan of Arrangement, on or prior to the Effective Time, as set forth in Section 6.1, Section 6.2 and Section 6.3 of the Arrangement Agreement; and

(c)	consummation of the Plan of Arrangement in accordance with the terms of the Arrangement Agreement.

3.	Representations, Warranties and Acknowledgements.

The Company Securityholder represents, warrants and acknowledges to the Purchaser as at the date of this Agreement and as at the Effective Time, and acknowledges and confirms that the Purchaser is relying on such representations, warranties and acknowledgements in connection with the offer, sale and issuance of the Purchaser Rollover Securities to the Company Securityholder, that:

(a)
with respect to any Company Securityholder that is not a natural person, it has all limited partnership, trust or other organizational power and authority to execute, deliver and perform this Agreement;

(b)
with respect to any Company Securityholder that is not a natural person, the execution, delivery and performance of this Agreement by it has been duly and validly authorized and approved by all necessary limited partnership, trust or other organizational action by it;

(c)
this Agreement has been duly and validly executed and delivered by it, him or her and constitutes a valid and legally binding obligation of it, him or her, enforceable against it, him or her in accordance with the terms of this Agreement and such purchase will not contravene any law, rule or regulation binding on the undersigned or any investment guideline or restriction applicable to the undersigned;

(d)
the execution and delivery by the Company Securityholder of this Agreement does not and the consummation by the Company Securityholder of the transactions contemplated hereby will not (with or without the giving of notice or the lapse of time or both), contravene, conflict with or result in a breach or violation of, or a default under, (i) any judgment, order, decree, statute, rule, regulation or other law applicable to the Company Securityholder or (ii) in any material respects, any contract, agreement or instrument by which the Company Securityholder is bound;

(e)
no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to the Company Securityholder in connection with the execution and delivery by the Company Securityholder of this Agreement or the consummation by the Purchaser of the transactions contemplated hereby;

(f)
the Company Securityholder has (i) such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of acquiring the Purchaser Rollover Securities contemplated by this Agreement, including the risk that the Company Securityholder could lose the entire value of those securities, and has so evaluated the merits and risks of such purchase, and can bear any loss associated with an investment in those securities, (ii) been given access to and an opportunity to examine such documents, materials and information concerning the Purchaser as the Company Securityholder deems to be necessary or advisable in order to reach an informed decision as to an investment in the Purchaser, to the extent that the Purchaser possesses such information, has carefully reviewed and understands these materials and has had answered to the Company Securityholder’s full satisfaction any and all questions regarding such information, and is familiar with the business and financial condition and operations of the Purchaser and the Company, (iii) made such independent investigation of the Purchaser, its management, and related matters as the Company Securityholder deems to be necessary or advisable in connection with the acquisition of the Purchaser Rollover Securities contemplated by this Agreement;

(g)
the Company Securityholder is acquiring the Purchaser Rollover Securities described in Section 1 for its or his own account (or for the account of the trust or plan or other entity referred to in the signature block at the end of this Agreement), for investment only and not with a view to, or for resale in connection with, a public offering or distribution thereof;

(h)
the Company Securityholder is a resident of the jurisdiction set forth on the signature page hereto and is not acquiring the shares of the Purchaser Rollover Securities contemplated by this Agreement as a nominee or agent or otherwise for any person;

(i)
the Company Securityholder understands that the Purchaser Rollover Securities have not been registered under the 1933 Act or any United States state securities laws and may not be assigned, sold or otherwise transferred without registration under the 1933 Act or any relevant state securities laws or exemption therefrom, that the Purchaser has no obligation or intention to register such shares under the 1933 Act or United States state securities laws, or to permit sales pursuant to Regulation A under the 1933 Act, and the Company Securityholder must therefore bear the economic risk of holding the Purchaser Rollover Securities for an indefinite period of time; and

(j)	the Company Securityholder (or one of its affiliates) is the legal and beneficial owner of the Rollover Contribution Securities set out on Schedule “A” hereto, free and clear of any Liens.

4.	Other Acknowledgements and Agreements.

 Neither the Purchaser nor any other Person makes any representation or warranty, express or implied, as to the accuracy or completeness of the information provided or to be provided to the Company Securityholder by or on behalf of or related to Proposed Transaction and the transactions contemplated hereby, and nothing contained in any documents provided or statements made by or on behalf of the Company Securityholder is, or shall be relied upon as, a promise or representation by or any other Person that any such information is accurate or complete.

5.           Enforceability.

Subject to Section 3, this Agreement may only be enforced by the Company Securityholder and the Purchaser. No third party, including a creditor of the Purchaser, shall have the right to enforce this Agreement or to cause the Purchaser to enforce this Agreement. The parties hereto agree that irreparable harm would occur for which monetary damages would not be an adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to equitable remedies, including specific performance, a restraining order and interlocutory, preliminary and permanent injunctive relief and other equitable relief to prevent breaches or threatened breaches of this Agreement, any requirement for the securing or posting of any bond in connection with obtaining any such injunctive or other equitable relief hereby being waived.  Such remedies shall not be the exclusive remedies for any breach of this Agreement but shall be in addition to all other remedies available at law or equity to each of the parties hereto.

6.           Confidentiality.

This Agreement is being provided to the Purchaser and the Company solely in connection with the Proposed Transaction. This Agreement may not be circulated or quoted by the Company Securityholder or the Company except with the prior written consent of the Purchaser in each instance; provided, that no such written consent is required for any disclosure of the existence or content of this Agreement to (i) the extent required (x) by applicable Law, (y) in connection with any filing under applicable federal, state or provincial securities Laws relating to the Proposed Transaction or (z) pursuant to the rules of any national stock exchange (provided, that the disclosing Company Securityholder or the Company, as applicable, will provide the Purchaser an opportunity to review such required disclosure in advance of such public disclosure being made) or (ii) the Company Securityholder’s or the Purchaser’s affiliates and Representatives who need to know of the existence of this Agreement.

7.           Termination.

Subject to Section 8, if for any reason the Effective Time fails to occur and the Arrangement Agreement is terminated in accordance with its terms, then this Agreement will terminate automatically and be null, void and of no further force and effect.

8.	Survival.

The representations and warranties contained herein shall survive the Effective Time and shall remain in full force and effect after the Effective Time. Except as otherwise provided in this Agreement, all covenants of the parties contained herein shall survive the Effective Time. No party shall have any liability for, or obligation with respect to, any punitive, exemplary, special or similar damages.

9.           Parties in Interest; Third Party Beneficiaries.

The parties hereto hereby agree that their respective agreements and obligations set forth herein are solely for the benefit of the other party hereto and its respective successors and permitted assigns, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Purchaser to enforce, the obligations set forth herein.

10.           No Assignment.

The Commitment evidenced by this Agreement shall not be assignable, in whole or in part, by the Company Securityholder without the Purchaser’s prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of the Purchaser and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. Any purported assignment of this Agreement or the Commitment in contravention of this Section 10 shall be void.

11.           No Modification; Entire Agreement.

This Agreement may not be amended or otherwise modified (including termination by mutual consent of the parties hereto) without the prior written consent of the Purchaser and the Company Securityholder. This Agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Company Securityholder or any of its affiliates, on the one hand, and the Purchaser or any of its affiliates, on the other, with respect to the Proposed Transaction and the transactions contemplated hereby or thereby. No transfer of any rights or obligations hereunder (including with respect to the contribution, transfer and delivery of the Rollover Contribution Securities) shall be permitted without the consent of the Purchaser and the Company Securityholder. Any transfer in violation of the preceding sentence shall be null and void.

12.            Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.

(a)	This Agreement shall be governed by, and construed in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

(b)
All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Supreme Court of British Columbia and any provincial appellate court therefrom within the Province of British Columbia and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The parties hereto consent to the service of process in any manner permitted by the laws of the Province of British Columbia.

(c)
EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.           Counterparts.

This Agreement may be executed in any number of counterparts (including by facsimile or by .pdf delivered via email), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

[Remainder of the page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the undersigned has executed this Agreement this 16th day of June, 2016.

ORBIMED PRIVATE INVESTMENTS III, LP BY: ORBIMED CAPITAL GP III LLC ITS GENERAL PARTNER BY: ORBIMED ADVISORS LLC ITS MANAGING MEMBER

By:	/s/ Carl L. Gordon
Name: Carl L. Gordon
Title: Member

Address for Notice to the Company Securityholder:

601 Lexington Avenue
54th Floor
New York, NY
10022

Attention:	Chief Financial Officer
Facsimile:	N/A
Email:	SotiriouE@OrbiMed.com

*  *  *  *  *  *  *  *  *  *

AGREED TO AND ACCEPTED with effect from this 16th day of June, 2016.

1077801 B.C. LTD.

By:	/s/ Hui Liu
Authorized Signatory

SCHEDULE “A”

Rollover Contribution Securities (to be exchanged):

Entity	Common Shares
OribMed Private Investments III, LP	3,604,266*

*inclusive of common shares issuable as a result of private placement pursuant to subscription agreement dated June 16, 2016

Purchaser Rollover Securities (to be issued):

Entity	Common Shares
OribMed Private Investments III, LP	3,604,266